Exhibit 99.1

Corteva Board of Directors Approves Vylor Distribution

INDIANAPOLIS – September 14, 2026 – Corteva (NYSE: CTVA) today announced that its Board of Directors has approved the previously announced separation of Corteva into two independent, publicly traded companies through the separation of Corteva’s seed operating segment into an independent, publicly traded company, Vylor Inc. (“Vylor”). To effect the separation, the Corteva Board of Directors declared a pro rata dividend of all of the issued and outstanding shares of common stock of Vylor to Corteva’s stockholders of record as of the close of business on September 24, 2026, the record date. The dividend is expected to occur prior to 9:30 a.m., New York City time, on October 1, 2026, the distribution date. Effective upon the distribution, each Corteva stockholder of record as of the close of business on the record date will receive one share of Vylor common stock for every share of Corteva common stock held of record by such stockholder as of such time. Corteva stockholders of record as of the close of business on the record date will receive cash in lieu of any fractional shares of Vylor common stock that they would have otherwise been entitled to receive in the distribution. The distribution is intended to be tax-free to Corteva stockholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.

It is expected that trading in Vylor common stock on a “when-issued” basis will begin on the New York Stock Exchange (the “NYSE”) under the symbol “VYLR WI” on September 25, 2026, and will continue through the close of business on September 30, 2026. Vylor common stock is expected to begin “regular way” trading on the NYSE, under the symbol “VYLR” at the open of trading on October 1, 2026.

Beginning on September 25, 2026, and continuing through September 30, 2026, it is expected that there will be two markets in Corteva common stock on the NYSE: a “regular-way” market under the symbol “CTVA” in which shares of Corteva common stock will trade with an entitlement to receive the shares of Vylor common stock distributed pursuant to the distribution, and an “ex-distribution” market under the symbol “CTVA WI” in which shares of Corteva common stock will trade without an entitlement to receive the Vylor common stock distributed pursuant to the distribution.

Holders of record of Corteva common stock as of the close of business on the record date do not need to take any action to receive the shares of Vylor common stock to which they are entitled to receive in the distribution. Corteva stockholders are encouraged to consult with their financial and tax advisors regarding the specific implications of the distribution, including the specific implications of buying or selling Corteva common stock on or before the distribution date and the U.S. federal, state and local or foreign tax consequences, as applicable, of the distribution.

The distribution is subject to the satisfaction or waiver of certain customary conditions, which Corteva expects will be satisfied prior to the completion of the distribution.

As previously announced, on Tuesday, September 15, 2026, Corteva will host a live video webcast of its Investor Day, which will be divided into two parts: at 9:00 AM EDT, Corteva will introduce Vylor, its advanced seed and genetics business as a future standalone, public company. At 1:00 PM EDT, Corteva will introduce its future vision after the intended separation of Vylor. Each Investor Day will include management presentations discussing Corteva’s vision, strategy, business model and financial framework, followed by a Q&A session. To access the webcasts, registration will be made available on the Investor Events and Presentations page of the Corteva website. Materials related to these presentations will be posted at this same website location and replays of the webcasts will be made available on each company’s website following the events until September 15, 2027.

About Corteva

Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com.

About Vylor

Vylor is an advanced seed and genetics company that has, for more than a century, been focused on delivering groundbreaking innovation to farmers. Anchored in the agriculture industry’s most elite germplasm and transformative biotech, Vylor leverages its scientific expertise to deliver next generation technology to help farmers around the world boost yields. With its expertise in advanced science, leading routes-to-market and an expanding licensing business, Vylor drives value and delivers growth for farmers, customers and shareholders – and in doing so, helps feed, fuel and clothe the world. More information can be found at vylor.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believe,” “will,” “plan,” “may,” “expect,” “see,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, Corteva’s intent to separate and its related expectations for Corteva and Vylor. These forward-looking statements reflect management’s current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond Corteva’s and Vylor’s control.

Important factors that may affect Corteva’s or Vylor’s respective businesses and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, whether the objectives of the separation will be achieved; the terms, structure, benefits and costs of any action or transaction resulting from the separation; the timing of any such separation or related action and whether any such separation will be consummated at all; the risk that the announcement of the intended separation could have an adverse effect on the ability of Corteva or Vylor to retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on its operating results and business generally; the risk the separation could divert the attention and time of each company’s management; the risk of any unexpected costs or expenses resulting from the separation process or separation itself; and the risk of any litigation relating to the separation, as well as the risks and uncertainties described in Corteva’s and Vylor’s risk factors, as they may be amended from time to time, set forth in their respective filings with the U.S. Securities and Exchange Commission. Corteva and Vylor disclaim and do not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

Media Contact:

Bethany Shively

804-866-2377

bethany.shively@corteva.com

Investor Contact:

Kim Booth

302-485-3190

kimberly.a.booth@corteva.com